EXHIBIT 99.1

[Text of message sent to members]

Today the Federal Home Loan Bank of Chicago filed its 10-K annual report, which will be available online at www.fhlbc.com, with the Securities and Exchange Commission. A paper copy of the report will be mailed to all members next month, along with our Community Investment Advisory Council Annual Report.

The FHLBC financial results reflect the impact of recent market conditions impacting the financing of our mortgage assets, the accounting treatment of hedging those assets, and a reduced capital base. We are reporting earnings in 2007 of $98 million, down from $192 million in 2006. A reduction in net interest income of $155 million, partially offset by higher non-interest income and lower assessments, was a significant factor in our lower level of earnings. Net interest income fell due to a number of factors, including the increased cost of replacing maturing bonds, the amortization of prior period hedging costs, and the interest on the subordinated debt issued to facilitate the redemption of capital stock in 2006. Finally, our non-interest expenses increased $13 million over the previous year due to charges we took in the course of reductions-in-force and increased professional fees associated with the merger discussions and compliance with regulatory requirements.

Although we know you share our disappointment in these results, we had previously reported that we anticipated reduced earnings levels. Consistent with the business transition strategy we have discussed with you previously, we have continued to reduce the level of MPF assets held on our balance sheet. Despite deterioration in the housing market, our MPF loan portfolio has performed well and we have seen only minimal increases in delinquencies and loss severities. However, the amortization of deferred hedging losses and other hedging adjustments into earnings have further reduced net income. We have also complied with a regulatory capital ratio of 4.5-4.76%, more stringent than that of the otherwise applicable regulatory requirement of 4.0%, impacting our ability to further leverage our capital resources.

Due to market conditions and their impact on the costs of funding and managing the risks of our mortgage portfolio and deferred hedging losses, we expect continuing pressure on earnings. Our 10-K reports that we anticipate reporting an operating loss for the first quarter of 2008 and for some period thereafter. In addition, the C & D Order with the Finance Board requires their approval of any dividend payments. Although we have substantial retained earnings of $659 million, we do not anticipate paying dividends in 2008.

The combined effects of our mandated reduction in capital and reduced levels of MPF earning assets, as well as higher funding costs and the negative pull on earnings of the accounting treatment of hedging costs, have led us to consider the possibility of a merger with the Federal Home Loan Bank of Dallas and other strategic alternatives. As you are well aware, the investigation of this unprecedented alternative has proven to be complex and time-consuming. We are working closely with the Dallas Bank and our regulator, the Federal Housing Finance Board, to reach a decision as soon as possible. We will go ahead with the merger only if we deem the potential agreement the best strategy to provide future value for you. If and when there is a definitive agreement to merge or a decision to end the merger discussions, we will notify you.

We understand that our most recent operating results and dividend history, in combination with regulatory actions limiting capital redemptions, have caused problems for you in your day-to-day operations and your relationships with your customers, communities, and regulators. We also know that current developments regarding the mortgage market and liquidity availability have taken a toll on profits of many of you.

Our overriding goal is to arrive at a strategic solution that will allow us to continue to make available much-needed liquidity to our members, while returning to a structure that provides an appropriate return on your capital stock.

We are pleased that many of you took advantage of advance borrowings late in 2007 as our outstanding advances grew to $30.2 billion. One of the primary strengths of our Bank, and the FHLB system on the whole, is our ability to provide liquidity in volatile markets.

I look forward to communicating with you in more detail about our financial performance and outlook when we distribute our 10-K to you, and when we meet for our regional meetings in May and June. In the meantime, please feel free to contact your relationship banker with any of your questions or concerns.

Sincerely,

Mike Thomas

President

Federal Home Loan Bank of Chicago

This member letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "anticipates," "believes," "expects," "could," "plans," "estimates," "may," "should," "will," or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk factors set forth in our Annual Report on Form 10-K with the Securities and Exchange Commission, which are available on our Web site at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter.